February 2, 2001


Mr. Greg B. Jones
3060 Richfield Drive
Colorado Springs, CO  80919

Dear Mr. Jones:

This letter agreement ("Agreement") sets forth our agreement to the terms of your continued employment with Ramtron International Corporation
("Ramtron").

1. Term. The term of this Agreement shall begin on January 1, 2001 and shall continue until December 31, 2002, unless sooner terminated as provided in paragraph 2 below.

2. Termination. Should you voluntarily terminate your employment or should your employment be terminated for cause, Ramtron shall be relieved of all of its obligations provided herein including, but not limited to, its obligation to pay you the salary provided in paragraph 3 below. Termination for cause shall include chronic absenteeism (not due to physical or mental illness, not constituting permanent disability, habitual alcoholism, drug abuse or addiction); the commission of a felony or fraud on Ramtron, its employees, customers, stockholders, or vendors; misappropriation of any money or other assets or properties of Ramtron, its employees, customers, stockholders or vendors; violation of reasonable, specific and lawful directions received from Ramtron's Board of Directors and/or CEO, in connection with and pertaining to your duties President and COO; or the unauthorized disclosure or use of any Ramtron trade secrets or financial information or data which results, or is likely to result, in injury or damage to Ramtron. Upon termination of this Agreement, you shall be paid your regular salary and accrued vacation time, if any, up to the termination date less applicable income tax withholdings and any other lawful off set for charges or indebtedness which may be owed by you to Ramtron or both. If Ramtron terminates your employment for any reason other than cause during the term of this Agreement, then Ramtron shall be obligated to continue to pay you the salary provided in paragraph 3 below until such term expires.
IT IS EXPRESSLY ACKNOWLEDGED AND UNDERSTOOD THAT YOUR EMPLOYMENT WITH RAMTRON IS AN EMPLOYMENT "AT WILL" SITUATION.

3. Salary. The salary to be paid by Ramtron to you shall be SEVENTEEN THOUSAND FIVE HUNDRED DOLLARS ($17,500.00) per month ($210,000.00 per annum), which amount shall be paid in equal installments on or about the 15th and 30th of each month. All such payments shall be subject to withholding and other applicable taxes.

                                    Page-1

4. Ownership of Documents, Patents and Copyrights. Any documents, inventions or copyrightable material that you may prepare while employed by Ramtron shall be subject to the non-disclosure and assignment requirements provided in the Invention and Non-Disclosure Agreement between you and Ramtron dated January 2, 1995. The termination or expiration of this Agreement shall have no affect on your duties and obligations as provided in said Invention and Non-Disclosure Agreement.

5. Change of Ownership. If during the term of this contract, a change of ownership of Ramtron or the business segment with which you are associated (defined as the sale or transfer of more than 50% of the assets or stock to a single new owner) occurs and your employment hereunder is not continued (or an equivalent job is not offered to you with the new entity), then you shall be entitled to a severance package that would include:

    Your salary until departure date

    Any unpaid expense reimbursement

    Accrued vacation pay

    The greater of your salary through December 31, 2002 or one year's salary to be paid in one lump sum or monthly over 12 months at the discretion of the Company.

6. Arbitration. Should any dispute arise under this Agreement or out of its termination or cancellation, the matter shall be submitted to and decided by arbitration. The arbitration shall be held at a mutually agreeable location within the State of Colorado and shall be held in accordance with the terms and conditions outlined in the Colorado Uniform Arbitration Act, C.R.S. Section 13-22-201.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

8. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

9. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon your successors, assigns and legal representatives and the successors and assigns of Ramtron. Except as set forth in paragraph 10 below, neither party may assign, transfer, pledge, encumber or otherwise dispose of this Agreement or any rights or obligations hereunder, and any such attempt at delegation or disposition shall be null and void and without effect.

                                    Page-2

10. Complete Agreement; Modification; Waiver. This Agreement constitutes the complete agreement and understanding between the parties with respect to the subject matter hereof. This Agreement shall not be altered, modified or amended except by written instruments signed by each of the parties hereto. Waivers of any provision contained herein or any default hereunder shall only be effective if in writing and signed by the party to be charged therewith. Any written waiver shall not operate or be construed as a waiver of any or other subsequent breach or default by any party.

Please indicate your agreement to the foregoing by signing below.

Sincerely,

/S/ William W. Staunton, III
----------------------------
William W. Staunton, III
Chief Executive Officer

WWS/klb

This Agreement is hereby agreed to and accepted, effective as of January 1, 2001.

/S/ Greg B. Jones                              2-8-01
------------------------                     ----------
Greg B. Jones                                  Date

                                    Page-3